UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2022 (October 17, 2022)

SMART FOR LIFE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41290	81-5360128
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

990 Biscayne Blvd., Suite 503, Miami, FL	33132
(Address of principal executive offices)	(Zip Code)

(786) 749-1221
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SMFL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 17, 2022, Richard M. Cohen resigned from the Board of Directors (the “Board”) of Smart for Life, Inc. (the “Company”). Mr. Cohen’s resignation was not due to any disagreement with the Company on any matter relating to its operations, policies (including accounting or financial policies) or practices.

On the same date, upon recommendation of the Nominating and Corporate Governance Committee, the Board and appointed Arthur S. Reynolds to the Board to fill the vacancy created by Mr. Cohen’s resignation. Mr. Reynolds was also appointed to the Compensation Committee and the Audit Committee, as well as the Chair of the Audit Committee. The Board determined that Mr. Reynolds is independent within the meaning of the rules of The Nasdaq Stock Market and that he shall be designated as an “audit committee financial expert” as defined by Item 407(d)(5) of Regulation S-K. Below is certain biographical information regarding Mr. Reynolds.

Arthur S. Reynolds, age 78, is an accomplished international financier bringing more than 35 years of capital markets and financial experience providing cross-border financial consulting services in Europe for clients principally located in the United States. He is the founder of Rexon Limited of London and New York where, since 1999, he has served as managing director. Mr. Reynolds was founder and, from 1997 to 1999, managing partner of London-based Value Management & Research (UK) Limited. Mr. Reynolds was the founder and, from 1982 to 1997, served as managing director of Ferghana Financial Services Limited. Prior thereto, Mr. Reynolds held executive positions at Merrill Lynch International Bank Limited, Banque de la Société Financière Européene, J.P. Morgan & Company and Mobil Corporation. Between 2006 and 2016, Mr. Reynolds served on the Board of Directors of ThermoEnergy Corporation, first as Chairman of the Audit Committee, subsequently as Chief Financial Officer, and finally as Chairman. Mr. Reynolds is a member of the Board of the International Festival Society and serves as Chairman of the Elgar Society’s North America Branch. Mr. Reynolds holds an B.A. from Columbia University, a M.A. from Cambridge University, and an M.B.A. in Finance from New York University. Mr. Reynolds brings to the Board extensive financial and executive experience across multiple sectors, with special strength in the international arena.

Mr. Reynolds was appointed until his successor is duly elected and qualified. There are no arrangements or understandings between Mr. Reynolds and any other person pursuant to which he was selected as a director. There has been no transaction, nor is there any currently proposed transaction, between Mr. Reynolds and the Company that would require disclosure under Item 404(a) of Regulation S-K.

On October 17, 2022, the Company entered into an independent director agreement with Mr. Reynolds (the “Director Agreement”), pursuant to which he is entitled to an annual fee of $35,000 per year for his services. In addition, the Company granted Mr. Reynolds 100,000 restricted shares of common stock under the Company’s 2022 Equity Incentive Plan. The Company also agreed to reimburse Mr. Reynolds for pre-approved reasonable business expenses incurred in good faith in connection with the performance of his duties for the Company. Such compensation shall be subject to adjustment from time to time by the Board.

On October 17, 2022, the Company also entered into an indemnification agreement with Mr. Reynolds, in the Company’s standard form (the “Indemnification Agreement”), pursuant to which the Company agreed to indemnify Mr. Reynolds to the fullest extent permitted by law and agreed to advance all expenses incurred by or on behalf of Mr. Reynolds in connection with any proceeding within thirty (30) days after the receipt by the Company of a statement requesting such advance, whether prior to or after final disposition of such proceeding.

The foregoing summary of the terms and conditions of the Director Agreement and the Indemnification Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Director Agreement and the form of Indemnification Agreement attached hereto as Exhibits 10.1 and 10.2, respectively, which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Independent Director Agreement, dated October 17, 2022, between Smart for Life, Inc. and Arthur S. Reynolds
10.2	Form of Independent Director Agreement (incorporated by reference to Exhibit 10.42 to Amendment No. 1 to Registration Statement on Form S-1/A filed on January 14, 2022)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 21, 2022	SMART FOR LIFE, INC.

/s/ Darren C. Minton
	Name:	Darren C. Minton
	Title:	Chief Executive Officer

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